Exhibit 99.1

Press Release: April 29, 2009

SOURCE: MidCarolina Financial Corporation

Contacts:	Charles T. Canaday, Jr.	Chris Redcay
	President and CEO	Sr Vice President and CFO
	336-538-1600	336-538-1600

Source:	MidCarolina Financial Corporation

MidCarolina Financial Corporation Announces

Results for 1st Quarter 2009

BURLINGTON, N.C., /PRNewswire-FirstCall/—MidCarolina Financial Corporation (OTC Bulletin Board: MCFI—News) today reported record total assets of $552.9 million at March 31, 2009, an increase of $63.1 million, or 13%, when compared to the $489.8 million reported at March 31, 2008. Total loans, net of mortgage loans held-for-sale, were a record $447.4 million at March 31, 2009, an increase of $60.5 million, or 16%, from the level a year ago. Total deposits at the end of the quarter were $480.8 million, an increase of $90.2 million, or 23%, when compared to 2007 1st quarter balances.

MidCarolina reported net income available to common shareholders of $341,000 for the quarter ended March 31, 2009, a decrease of 58% when compared to the $812,000 reported for the first quarter of 2008. Diluted earnings per common share decreased to $0.07 for first quarter 2009, compared to $0.16 in 2008.

Commenting on these results, Charles T. Canaday, Jr., President and CEO, said, “The first quarter of 2009 has been a challenging period for everyone. Our industry has had to contend with the uncertainties caused by the global economic and financial turmoil. We are pleased with our continuing profitability and margin improvement. We continue to perform as one of the most efficiently run community banks in the state. We chose to increase our provision to loan loss reserves by $910,000 in the first quarter 2009 compared to the first quarter of 2008, because of lagging performance trends resulting from these difficult economic times. We are proud of the growth MidCarolina achieved in our existing markets of Alamance and Guilford Counties. Our client base continues to expand as commercial and retail businesses choose MidCarolina as their financial partner.”

MidCarolina Bank provides a complete line of banking services to individuals and businesses through its six full-service banking offices and two limited-service offices located in the cities of Burlington, Graham Greensboro and Mebane, North Carolina. MidCarolina Bank, a wholly owned subsidiary of MidCarolina Financial Corporation, also provides the Bank’s markets with access to personalized full brokerage services through a separate registered broker dealer for stocks, bonds and mutual funds and an array of insurance products.

Disclaimer Regarding “Forward Looking Statements”

Statements in this Report and its exhibits relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section

21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov or through our Internet website at www.midcarolinabank.com. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to, pressures on financial institutions resulting from current and future conditions in the credit and capital markets, the financial success or changing strategies of our customers, actions of government regulators, the level of market interest rates, and changes in general economic conditions and real estate values in our banking market (particularly changes that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of loan collateral). Although we believe that the expectations reflected in the forward-looking statements are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended March 31,		% Change
	2009	2008
	(Unaudited)	(Unaudited)
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$6,836	$7,585	-9.9%
Interest expense	3,001	4,318	-30.5%

Net interest income	3,835	3,267	17.4%
Provision for loan losses	1,135	225	404.4%

Net interest income after provision for loan losses	2,700	3,042	-11.2%
Noninterest income	762	731	4.2%
Noninterest expense	2,815	2,388	17.9%

Income before income tax expense	647	1,385	-53.3%
Provision for income taxes	202	469	-56.9%

Net income	445	916	-51.4%
Dividends on preferred stock	(104)	(104)	—

Net income available to common shareholders	$341	$812	-58.0%

PER SHARE DATA
Earnings per common share, basic	$0.07	$0.17	-58.8%
Earnings per common share, diluted	0.07	0.16	-56.3%

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	0.33%	0.77%
Return on average common equity	4.24%	10.92%
Net yield on earning assets (taxable equivalent)	2.98%	2.85%
Average equity to average assets	6.86%	7.31%
Allowance for loan losses as a percentage of total loans, end of period	1.39%	1.20%
Non-performing assets to total assets, end of period	1.54%	0.26%
Ratio of net charge-offs to average loans outstanding	0.13%	0.01%

	As of March 31,		% Change
	2009	2008
	(Unaudited)	(Unaudited)
SELECTED BALANCE SHEET DATA
End of period balances
Total loans, net of mortgages held-for-sale	$447,389	$386,882	15.6%
Allowance for loan losses	6,198	4,650	33.3%
Loans, net of allowance for loan losses	441,191	382,232	15.4%
Securities, available for sale	62,063	70,304	-11.7%
Federal funds sold & interest-earning deposits	21,187	10,443	102.9%
Total Assets	552,926	489,845	12.9%

Deposits:
Noninterest-bearing deposits	44,829	30,904	45.1%
Interest-bearing demand and savings	111,859	85,911	30.2%
CD’s and other time deposits	324,139	273,845	18.4%
Total Deposits	480,827	390,660	23.1%
Borrowed Funds	25,000	53,000	-52.8%
Junior Subordinated Debentures	8,764	8,764	0.0%
Total interest-bearing liabilities	469,762	421,520	11.4%
Shareholders’ Equity	36,909	35,454	4.1%